Exhibit 99.77K CHNG ACCNT

November 15, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentleman:

•	We have read Item 1: Reports to Shareholders of the Supplement dated November 15, 2018 to the Annual Report of Active Weighting Funds ETF Trust and are in agreement with the statements contained in the second and third paragraphs of the section titled “Change in Independent Registered Public Accounting Firm”. We are not in a position to comment on any other statements contained therein.

Very truly yours,

/s/ Ernst & Young LLP

New York, New York